Exhibit 99.1

North American Insurance Leaders to Name Mark Haushill Chief Executive Officer

NEW YORK, Oct. 22 /PRNewswire-FirstCall/ -- North American Insurance Leaders, Inc. (Amex: NAO), a special purpose acquisition corporation, announced today that it will name Mark W. Haushill as its Chief Executive Officer and a member of its Board of Directors effective upon the closing of its pending acquisition of the Deep South Companies ("Deep South"). On August 10th NAO announced that it had entered into a definitive agreement to acquire Deep South, one of the largest managing general insurance agencies in the United States. In connection with the consummation of the transaction, NAO expects to change its name to the Deep South Group, Inc.

Mark Haushill, 45, is currently the interim Chief Financial Officer of Argo Group International Holdings, Ltd. (Nasdaq: AGII), an underwriter of specialty insurance and reinsurance products. Mr. Haushill joined Argonaut Group, Inc., the predecessor company to Argo International Holdings Ltd., in 2000 and served as its Chief Financial Officer from January 2001 through August 2007. Prior to his current responsibilities he served in various finance roles at USAA and Titan Holdings, Inc. Mr. Haushill's career began at KPMG LLP. Mr. Haushill graduated from Baylor University with a BBA in Accounting and is a Certified Public Accountant.

"We are excited to welcome Mark to Deep South," said William R. de Jonge, President of NAO. "He brings financial expertise and knowledge of the core products and markets in which Deep South operates. Mark will be an effective leader as Deep South grows its franchise and transitions to a publicly-traded company."

"I look forward to joining David Disiere and the Deep South management team," said Mr. Haushill. "Deep South has a proven track record of growth and high operating margins. My focus will be on positioning the company for future growth, both organically and through acquisition, and continued profitability. I am excited about the opportunity to work with NAO's Board of Directors and look forward to building shareholder value."
Founded in 1967, Deep South is a full service distributor of commercial insurance products. Deep South markets its products through more than 2,000 independent agents located in 24 states. The combined company, Deep South Group, Inc., will trade on the American Stock Exchange and be headquartered in Dallas, Texas. NAO anticipates completing the transaction by the end of first quarter of 2008, following a vote of its shareholders and standard regulatory approvals and notices.

About North American Insurance Leaders, Inc.
NAO is a special purpose acquisition corporation focused on acquiring businesses in the insurance or insurance related industry. NAO raised net proceeds of approximately $110 million through its initial public offering in March 2006 led by CRT Capital Group LLC.

About Deep South
Deep South is a full service distributor of commercial insurance products operating through twelve offices located throughout the U.S. The company's staff of nearly 400 employees provides underwriting, claims management and administrative services to independent insurance agents and their insurance customers. Deep South's primary product is commercial auto insurance. For additional information on Deep South, please visit its website at http://www.deep-south.com.

SOURCE North American Insurance Leaders, Inc.
-0- 10/22/2007
/CONTACT: Paula Butler of North American Insurance Leaders, Inc., +1-212-319-9407/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.deep-south.com /
(NAO AGII)